EXHIBIT 9
JOINT FILING AGREEMENT
Robert M. Worsley, Christi M. Worsley and the Robert M. Worsley and Christi M. Worsley Revocable Trust, hereby agree and consent to the joint filing on their behalf of the foregoing Amendment No. 1 to Schedule 13D relating to their beneficial ownership of the Common Stock of Renegy Holdings, Inc.

Dated: March 31, 2008	ROBERT M. WORSLEY AND CHRISTI M. WORSLEY REVOCABLE TRUST

By: /s/ Robert M. Worsley
Name: Robert M. Worsley
Title: Trustee

By: /s/ Christi M. Worsley
Name: Christi M. Worsley
Title: Trustee

Dated: March 31, 2008	ROBERT M. WORSLEY
/s/ Robert M. Worsley

Dated: March 31, 2008	CHRISTI M. WORSLEY
/s/ Christi M. Worsley